Exhibit 10.1

ONCOR ELECTRIC DELIVERY COMPANY LLC

Executive Change In Control Policy

Effective as of December 1, 2020

1. Policy Purpose. The purpose of the Oncor Electric Delivery Company LLC Executive Change in Control Policy (the “Policy”) is to establish certain transition benefits, and uniform provisions for the payment thereof, to eligible executives of the Company or any of its Subsidiaries in the event of a termination of employment without Cause by, or a resignation with Good Reason from, a Surviving Entity within twenty-four (24) months following a Change in Control, all as set forth herein. This Policy is adopted effective as of December 1, 2020, and applies to a Change in Control which may occur after such effective date.

2. Definitions. For purposes of this Policy, the following terms shall have the meanings set forth below:

(a) “Agreement and Release” means the Agreement and Release described in Section 5 hereof, and in the form attached as Exhibit A to this Policy, which must be timely executed, and not revoked, as a condition to an Eligible Executive’s receipt of the benefits provided for in this Policy.

(b) “Board” means: (i) prior to a Change in Control, the Board of Directors of the Company; and (ii) after a Change in Control, the Board of Directors or comparable governing body of the Surviving Entity.

(c) “Cause” means any one or more of the following:

(i) As such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Eligible Executive and the Surviving Entity; or

(ii) If there is no such employment or change-in-control agreement, (A) if, in carrying out his or her employment duties to the Surviving Entity, the Eligible Executive engages in conduct that constitutes: (1) a breach of his or her fiduciary duty to the Surviving Entity or its equity interest holders, (2) gross neglect, or (3) gross misconduct resulting in material and objectively determinable damage to the business of the Surviving Entity, or (B) upon the indictment of the Eligible Executive for, or the Eligible Executive’s plea of nolo contendere to, a felony or a misdemeanor involving moral turpitude.

Notwithstanding the foregoing, a termination of an Eligible Executive’s employment for any of the reasons described in clause (ii)(A) above (or any comparable reasons described in any applicable employment agreement under clause (i) above) shall not constitute a termination for Cause unless: (A) the Eligible Executive has received written notice specifying the alleged misconduct constituting Cause, (B) the Eligible Executive has been given an opportunity to be heard by the Board, and (C) following such hearing, or the Eligible Executive’s failure to request such a hearing within a reasonable period, the Board determines, in good faith by at least a 2/3 vote, that the termination for Cause is appropriate under the circumstances.

(d) “Change in Control” means any one or more of the following:

(i) The acquisition by one person or more than one person acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(v)(B)), in one transaction or a series of transactions, of direct or indirect ownership of the equity of the Company or of Sempra Energy (including through any Subsidiary of Sempra Energy that has a direct or indirect beneficial ownership interest in the Company) that, together with the equity held by such person or group, constitutes more than 50% of the total fair market value, total direct or indirect voting power, or the direct or indirect beneficial ownership of the Company or Sempra Energy; provided that such an acquisition of the Company’s equity directly or indirectly by a wholly-owned Subsidiary of Sempra Energy shall not constitute a Change in Control; or

(ii) The acquisition, during any 12-month period, by one person or more than one person acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(v)(B)), in one transaction or a series of transactions, of direct or indirect ownership of the equity of the Company or of Sempra Energy (including through any Subsidiary of Sempra Energy that has a direct or indirect beneficial ownership interest in the Company), that constitutes 30% or more of the total fair market value, the total direct or indirect voting power, or the direct or indirect beneficial ownership of the Company or Sempra Energy; provided that such an acquisition of the Company’s equity directly or indirectly by a wholly-owned Subsidiary of Sempra Energy shall not constitute a Change in Control; or

(iii) The sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company, other than a sale to a wholly-owned Subsidiary of Sempra Energy; or

(iv) The consummation of a transaction for which the Public Utility Commission of Texas approved a transfer or change of control (operational or otherwise) of the Company; or

(v) A material change to the terms of the Approved Ring Fence (as defined in the Third Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of March 9, 2018).

(e) “COBRA” means the Consolidated Omnibus Benefit Reconciliation Act of 1985, which sets forth certain requirements regarding continued health care benefit coverage.

(f) “COBRA Rate” means the required premium for COBRA coverage.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other rulings promulgated thereunder.

(h) “Company” means Oncor Electric Delivery Company LLC, its successors and assigns.

(i) “Eligible Executive” means the officers of the Company comprising the Senior Leadership Team.

(j) “Good Reason” means any one or more of the following events or actions which are taken without the express, voluntary consent of the Eligible Executive:

(i) A material reduction in the Eligible Executive’s base salary or incentive compensation opportunity, other than a broad-based reduction of base salaries or incentive compensation opportunities of all similarly situated executives of the Surviving Entity, unless such broad-based reduction only applies to former executives of the Company; or

(ii) A material reduction in the aggregate type, level or value of benefits for which the Eligible Executive is eligible, immediately prior to the Change in Control, other than a broad-based reduction applicable on a comparable basis to all similarly situated executives of the Surviving Entity, unless such broad-based reduction only applies to former executives of the Company; or

(iii) A material reduction in the Eligible Executive’s authority, duties or responsibilities, including an adverse change in: (A) the Eligible Executive’s title, reporting level, reporting line or structure, scope of responsibilities, or management authority, or (B) the scope or size of the business, entity, or budget for which the Eligible Executive had responsibility, in each case as in effect immediately prior to the effective time of the Change in Control; or

(iv) The Eligible Executive’s primary work location is relocated, resulting in an increase in the Eligible Executive’s work commute in excess of thirty-five (35) miles more than the Eligible Executive’s work commute immediately prior to the Change in Control; or

(v) A material breach by the Surviving Entity of the terms of any employment agreement with the Eligible Executive; or

(vi) The failure of the Company to obtain an agreement by the Surviving Entity, if such entity is not the Company, to fully assume and perform the provisions of this Policy; or

(vii) The Eligible Executive is asked or required by the Surviving Entity to resign in connection with a Change in Control and does so resign.

Notwithstanding the foregoing, in order to constitute a resignation with Good Reason: (A) the Eligible Executive must provide written notice to the Surviving Entity describing the event or condition constituting Good Reason within a period of not more than 90 days from the initial occurrence of such event or circumstance; and (B) if the applicable event or circumstance is capable of being cured, the Surviving Entity fails or refuses to fully remedy such event or circumstance to the Eligible Executive’s satisfaction within a 30-day cure period following the receipt of such notice.

(k) “Senior Leadership Team” means the officers of the Company who are elected by the Board from time to time at the level of Senior Vice President or above.

(l) “Subsidiary” means, with respect to an entity, another entity which is owned, directly or indirectly, by such entity.

(m) “Surviving Entity” means the Company, or a corporation, limited liability company or other entity which is the surviving entity in the Change in Control transaction, or any affiliate thereof, which employs an Eligible Executive as of and/or following the Change in Control.

3. Eligibility. Each individual who, immediately prior to a Change in Control, is an Eligible Executive, shall be eligible to participate in this Policy, subject to the terms and conditions hereof.

Notwithstanding any other provision of this Policy, absent a Change in Control, severance benefits for Eligible Executives will be provided under the terms and conditions of the Oncor Executive Severance Plan and not under this Policy. In this connection, it is the intent of the Company that Eligible Executives not be eligible for duplicate severance benefits under multiple plans.

4. Available Benefits. In the event that an Eligible Executive: (a) is terminated without Cause by the Surviving Entity, or (b) resigns with Good Reason from his or her employment with the Surviving Entity, in either the case within twenty-four (24) months following a Change in Control, the Eligible Executive will, subject to his or her timely executing, and subsequently not revoking, the Agreement and Release, be entitled to receive the following benefits:

(a) Cash Severance Payments. Eligible Executives will receive the following cash severance benefits:

A one-time lump sum cash severance payment in an amount equal to the greater of: (i) a multiple of the aggregate of (A) the Eligible Executive’s annualized base salary in effect immediately before the termination or resignation, or the Executive’s annualized base salary in effect immediately before the Change in Control, whichever is greater, plus (B) the Eligible Executive’s target annual incentive award for the year of the termination or resignation, or (ii) the amount determined under the Oncor Severance Plan for non-executive employees based on the Eligible Executive’s annualized base salary in effect immediately before the termination or resignation, or the Executive’s annualized base salary immediately before the Change in Control, whichever is greater. The applicable multiple is set forth in the following table, and will be based on the Eligible Executive’s position with the Company or the Surviving Entity, as applicable, immediately before the termination or resignation, or the Eligible Executive’s position immediately before the Change in Control, whichever position is more senior:

Position	Multiple of Base Salary plus Target Annual Incentive
Chief Executive Officer, Executive Vice Presidents, Chief Financial Officer, and General Counsel	3x

All other members of Senior Leadership Team	2x

The severance payment described above will be paid to the Eligible Executive sixty (60) days after his or her termination or resignation. To the extent permitted by Code Section 409A, the severance payment may be reduced by the amount of any obligations which the Eligible Executive owes to the Company. Such obligations may include, but not be limited to, some or all of the following, as applicable:

(i) The entire balance, if any, owed under the Company’s appliance purchase plan, energy conservation program or employee relocation plan; and

(ii) Any amounts owed on Company issued or sponsored travel or credit cards or any other expenses or payments for which the Company should be reimbursed.

(b) Pro Rata Target Bonus. At the same time (and subject to the same conditions) that an Eligible Executive receives a cash severance payment under Section 4(a), the Eligible Executive shall also receive a cash severance payment in an amount equal to a pro rata portion of the Eligible Executive’s target annual incentive award for the year of termination or resignation, with such pro rata portion being the portion of the calendar year (or other applicable performance period) of termination that had been completed at the time of the Eligible Executive’s termination or resignation.

(c) Health Care Benefits. Eligible Executives will be eligible for continued health care coverage under the Company’s health care plans for the period shown in the following table. The required contribution by the Eligible Executive for such continued coverage shall be the applicable employee rate unless and until the Eligible Executive becomes eligible for comparable group health coverage through employment with another employer, at which time the required contribution for continuing such coverage shall be the applicable COBRA Rate. The period of continued health care coverage provided for herein shall run concurrently with the Eligible Executive’s available COBRA coverage period.

Position	Period of Continued Health Care Coverage
Chief Executive Officer	18 Months

Member of Senior Leadership Team	18 Months

If an Eligible Executive continues to be covered under the Company’s health care plans at the expiration of the period set forth above, the Eligible Executive may continue such participation in the Company’s health care plans at the applicable COBRA Rate for up to the additional period set forth in the following table, unless and until the Eligible Executive becomes eligible for comparable group health coverage through employment with another employer or for Medicare, at which time the Eligible Executive shall cease to be eligible for such extended coverage:

Position	Period of Subsidized Premium for Health Care Coverage
Chief Executive Officer	18 Months

Member of Senior Leadership Team	6 Months

(d) Outplacement Assistance. Eligible Executives will be eligible for payment or reimbursement by the Surviving Entity of reasonable expenses incurred for outplacement services performed by an independent executive outplacement consulting firm selected by the Surviving Entity, for up to the period set forth in the following chart. The maximum aggregate outplacement assistance payments or reimbursements shall be $40,000 for the Chief Executive Officer, and $25,000 for other members of the Senior Leadership Team.

Position	Period of Outplacement Services
Chief Executive Officer	18 Months

Member of Senior Leadership Team	1 Year

(e) Final Paycheck and Vacation. Eligible Executives will receive their final paycheck, as well as pay for vacation, if any, pursuant to the Surviving Entity’s standard payroll and/or vacation policy.

(f) Other Benefit Plans. Eligible Executives will receive any vested, accrued benefits to which they have become entitled under any of the Surviving Entity’s employee benefit plans covering the Eligible Executive in accordance with and subject to the respective provisions of such employee benefit plans as they may be amended from time to time.

(g) Tax Withholding. The payments and other benefits provided for herein will be subject to all applicable tax withholdings.

(h) Tax Gross-Up. If any payment, distribution or provision of a benefit hereunder (a “Payment”) would be subject to an excise tax pursuant to Sections 280G and 4999 of the Code, or any interest or penalties with respect to such excise or other additional tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Surviving Entity shall pay to the Eligible Executive an additional payment (“Gross-up Payment”) in an amount such that, after payment by the Eligible Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, the Eligible Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, however, if the aggregate value of the Payments (as determined in accordance with Code Section 280G) is less than 110% of the product (such product to be referred to herein as the “Excise Tax Threshold”) of three times the Eligible Executive’s “base amount” (as such term is defined in Code Section 280G), then the Eligible Executive shall not be entitled to a Gross-up Payment and the Payments shall be reduced by the Company so that their aggregate value is equal to $1.00 less than the Excise Tax Threshold. If any payment or benefit intended to be provided under this Policy must be reduced in accordance with this Section, the

Surviving Entity shall designate the payments and/or benefits to be so reduced in order to give effect to this Section. The reduction shall first come from payments or benefits that are not permitted to be valued under Q&A 24(c) of Treasury regulation Section 1.280G-1 and then by payments or benefits that are permitted to be valued under Q&A 24(c) of Treasury regulation Section 1.280G-1. The Surviving Entity will coordinate with the Eligible Executive to make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Eligible Executive shall notify the Surviving Entity in writing of any claim by the Internal Revenue Service which, if successful, would require a Gross-up Payment (or a Gross-up Payment in excess of that initially determined). The Surviving Entity shall notify the Eligible Executive in writing at least ten (10) business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Surviving Entity decides to contest such claim, the Eligible Executive shall cooperate with the Surviving Entity in such action; provided, however, the Surviving Entity shall bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Eligible Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Surviving Entity’s action. If, as a result of the Surviving Entity’s action with respect to any such claim, the Eligible Executive receives a refund of any amount paid by the Surviving Entity with respect to such claim, the Eligible Executive shall promptly pay such refund to the Surviving Entity. If the Surviving Entity fails to timely notify the Eligible Executive whether it will contest such claim or the Surviving Entity determines not to contest such claim, then the Surviving Entity shall immediately pay to the Eligible Executive the portion of such claim, if any, which it has not previously paid to the Eligible Executive.

5. Agreement and Release. Notwithstanding any other provisions of this Policy, any Eligible Executive’s eligibility for any of the benefits described herein will be subject to, and conditioned upon, the Eligible Executive executing, and not subsequently revoking, an Agreement and Release in the form attached hereto as Exhibit A.

6. Legal Fees. The Surviving Entity shall pay or reimburse all reasonable legal fees and expenses (including, without limitation, arbitration fees and expenses) incurred by an Eligible Executive in disputing in good faith the Eligible Executive’s benefits under this Policy, up to a maximum of $250,000 in the aggregate. Such payments or reimbursements shall be made within thirty (30) business days after delivery of the Eligible Executive’s written request for such payment or reimbursement, accompanied by such evidence as the Company may reasonably require.

7. Successor Bound by Policy. It is the intent of the Company that this Policy will be assumed by, and be binding upon, the Surviving Entity. The Company intends to seek the express assumption of this Policy by the Surviving Entity. If the Surviving Entity is not the Company and it fails or refuses to expressly assume this Policy prior to the effective date of a Change in Control, all Eligible Executives will, effective immediately upon the Change in Control, be eligible to exercise their rights hereunder to resign with Good Reason and receive all of the benefits provided for herein.

8. Amendments. This Policy may be amended at any time by the Board or a duly authorized committee thereof; provided, however, that no such amendment that adversely affects the benefits available to Eligible Executives may be made (a) at a time that the Company is in the process of negotiating, with the approval of the Board or a duly authorized committee thereof, with a third party pursuant to a letter of intent, memorandum of understanding, confidentiality agreement or other similar evidence of active negotiation concerning a potential transaction or event which, if consummated, would constitute a Change in Control, or (b) within 24 months following a Change in Control.

9. Code Section 409A.

(a) It is intended that all compensation, benefits and other amounts payable or provided to Eligible Executives under this Policy shall be exempt from, or shall be paid or provided in compliance with, Code Section 409A (“Section 409A”). In this connection, if any payments or benefits provided to an Eligible Executive under this Policy constitute non-qualified deferred compensation subject to, and not exempt from, Section 409A (“Subject Payments”), the following provisions shall apply to such payments and/or benefits:

(i) Each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, even if part of an installment payment.

(ii) Neither the Surviving Entity nor the Eligible Executive will have the right to accelerate or defer the delivery of any Subject Payment except to the extent specifically permitted or required by Section 409A.

(iii) With respect to any reimbursement of fees and expenses, or similar payments, the following shall apply: (A) unless a specific time period during which such expense reimbursements or payments may be incurred is provided for herein, such time period shall be deemed to be the Eligible Executive’s lifetime; (B) the amount of expenses eligible for reimbursement hereunder in any particular year shall not affect the expenses eligible for reimbursement in any other year; (C) the right to reimbursement of expenses shall not be subject to liquidation or exchange for any other benefit; and (D) the reimbursement of an eligible expense or a payment shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred or the payment was remitted, as the case may be.

(iv) Subject Payments triggered by a termination or employment shall not be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A.

(v) If and to the extent any portion of any payment, compensation or other benefit provided to the Eligible Executive in connection with his or her separation from service is determined to constitute a Subject Payment and he or she is a “specified employee” within the meaning of Section 409A, such portion of the payment, compensation or other benefit will not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service, or (ii) the tenth day after the date of his or her death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Eligible Executive during the period between the date of separation from service and the New Payment Date will be paid to him or her in a lump sum on the first payroll date beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

(vi) If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), any Subject Payments that are due within the Crossover 60-Day Period shall be delayed and paid in a lump sum during the first seven (7) days of the portion of the Crossover 60-Day Period that falls within the second year.

(b) Any payments that are exempt from Section 409A, including amounts exempt under the “short-term deferral” exemption or the “involuntary separation” exemption, each as provided for under Section 409A, will not be treated as Subject Payments unless applicable law requires otherwise.

(c) Notwithstanding any other provision hereof, except for the tax gross-up provisions of Section 4(h) hereof, Eligible Executives shall be fully and solely responsible for the income tax obligations resulting from their receipt of the payments and benefits provided for in this Policy. In this connection, the Surviving Entity makes no representations or warranties and will have no liability to any Eligible Executive or any other person with respect to any excise or additional taxes imposed on an Eligible Executive as a result of this Policy failing to comply with any requirement of Section 409A.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Deborah L. Dennis
Deborah L. Dennis
Senior Vice President, Chief Customer Officer and Chief HR Officer

Exhibit A

AGREEMENT AND RELEASE

(EXECUTIVE CHANGE IN CONTROL POLICY)

Pursuant to the terms of the Oncor Electric Delivery Company (the “Company”) Fourth Amended and Restated Executive Change in Control Policy (the “Change in Control Policy”), the Company has offered to pay me $__________ as a Cash Severance Payment, and $____________ as a Pro Rata Target Bonus, as well as to provide healthcare benefits, out-placement assistance, and other applicable benefits under the terms of the Change in Control Policy. In consideration for the agreements set forth herein, including but not limited to, my severing my employment with the Company, and waiving all claims and releasing the Company, its affiliates and employee benefit plans and their directors, officers, fiduciaries, employees, and agents from liability and damages related to my employment, and severance of employment, I choose to accept this offer. I acknowledge and agree that my decision to accept this offer has been made by me on a voluntary basis. No other promise, inducement, threat, agreement or understanding of any kind or description whatsoever has been made with or to me by any person or entity to cause me to sign this Agreement and Release (the “Agreement”).

In exchange for the Company’s payment to me and the other promises contained herein, I individually and on behalf of my spouse, heirs, successors and assigns, waive all claims and release the Company, its past, present and future, parents, subsidiaries, affiliates, divisions, successors, predecessors, and related companies, and each of the aforementioned entities’ past, present, and future shareholders, owners, investors, managers, principals, committees, administrators, sponsors, executors, trustees, partners, assigns, representatives, attorneys, directors, officers, fiduciaries, employees and agents; and any employee benefit plans maintained by the Company, its past, present and future parents, subsidiaries, affiliates, divisions, successors and predecessors and the fiduciaries, consultants, agents and service providers of each such plan (collectively, the “Released Parties”) from and against all liability and damages related in any way to my employment with, or severance from, the Company or any of the Released Parties or to any acts or omissions relating to any matter prior to and including the date I sign the Agreement. This waiver and release includes, but is not limited to, all claims and causes of action for discrimination (based on sex, age or any other protected characteristic) and all claims and causes of action under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866; the Texas Commission on Human Rights Act; the Americans with Disabilities Act; the Older Workers Benefit Protection Act of 1990; the Sarbanes-Oxley Act of 2002; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Texas Labor Code; all state and federal statutes and regulations; all oral or written contract rights, including any rights under any Company incentive plan or program; and all rights under common law such as breach of contract, declaratory judgment, tort or personal injury of any sort. I acknowledge and agree that I have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act.

I understand that signing this Agreement is an important legal act. I understand that I am releasing any claims I may have under the Age Discrimination in Employment Act, which prohibits discrimination on the basis of age. I acknowledge that the Company has advised me to consult an attorney before signing this Agreement. I acknowledge that I have at least twenty-one (21) days from the day I receive this offer to consider this Agreement, and that I must sign this Agreement and mail or deliver it to the Company’s Senior Vice President, Human Resources, Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Freeway, Dallas, Texas 75202, by the end of the twenty-first (21st) day after my receipt of this offer, for my election to participate in this Agreement and receive the benefits available thereunder to be effective.

I understand that this Agreement also precludes me from recovering any relief as a result of any lawsuit, grievance or claim brought on my behalf provided that nothing in this Agreement will affect my entitlement, if any, to workers’ compensation or unemployment compensation. Nothing in this Agreement restricts me from pursuing a claim for vested, accrued benefits to which I am entitled as a terminated employee under the terms of any Company employee benefit plan in which I participate.

Additionally, nothing in this Agreement restricts me in any way from communications with, filing a charge or complaint with, or full cooperation in the investigations of, any governmental agency on matters within their jurisdictions or from cooperating with the Company or Company-sponsored plans in any internal investigation. However, as stated above, this Agreement does prohibit me from recovering any relief, including monetary relief, as a result of such activities.

I represent and warrant that I have previously disclosed and advised the Company of all instances of regulatory violations or potential noncompliance of law by the Company or any of the Released Parties of which I am aware and have provided all information related to these issues in my possession.

I agree that in the course of my duties, I have acquired information of a proprietary and/or confidential nature relating to the business of the Company, including but not limited to, financial data and information, performance and operational information, transaction related information, including contract terms and contract related costs, billing data, customer lists and information, information related to prospective customers and business, marketing and sales plans and related information, business and operational plans, projects, developments, studies, strategies, reports, and analyses, business models, practices, procedures and processes, personnel related information, non-public pricing and related information, including pricing curves, guidelines, models and methodologies, communications plans, non-public governmental related filings, positions and reports. I agree to maintain in strictest confidence and not to use in any way, publish, disclose or authorize anyone else to use, publish or disclose any proprietary, confidential or other non-public information or document relating to the business or affairs of the Company, or its affiliates. I agree not to remove or retain any figures, calculations, letters, documents, lists, papers, or copies thereof, which embody confidential and/or proprietary information of the Company or its affiliates and to immediately return any such information in my possession. I acknowledge the reasonableness of this paragraph in light of the confidential business information to which I had access in my position with the Company, and the need for the Company to protect its investment in the confidential business information. I also agree that a breach of this paragraph, or my ongoing confidentiality obligations, would cause immediate and irreparable loss, damage and injury to the Company; that damages for such a breach would be exceedingly difficult, if not impossible, to estimate; and that the Company would have no adequate remedy at law. Accordingly, I acknowledge that injunctive relief would be appropriate relief for such breach, in addition to any other remedies at law or in equity that the Company may have, including recoupment of the benefits I will receive pursuant to this Agreement.

I further agree to return all Company property in my possession, custody or control, including but not limited to credit cards, membership cards, access cards or keys, identification badges, computers, software, cell phones, radios, Company issued logo-branded uniforms or clothing, customer and supplier lists and information and other items provided in the Company’s policies.

I agree to cooperate fully and assist the Company or any affiliates of the Company in any litigation, claims, grievances, arbitrations, or disputes about which I have knowledge.

I agree that I will not make any false, disparaging or defamatory statement(s) or communication(s) to any third party regarding the Company or any of the Released Parties or the products, services, business or management of the Company or any other Released Party. The Parties recognize that neither this provision, nor any other provision contained herein, prohibits either party from providing truthful testimony as required by law, subpoena or other compulsory process.

I agree that for a period of one year after my termination of employment with the Company, I will not solicit, recruit, induce, encourage or in any way cause any employee, consultant or contractor then engaged by the Company or any affiliate to terminate an employment or contractual relationship with the Company of any affiliate.

I understand and agree that any amounts which I owe the Company, or any affiliates of the Company, including but not limited to appliance purchase balances, energy conservation balances, vacation overpayment, travel expense advances, and salary over-payments resulting from prior receipt of workers’ compensation, will be offset and deducted from my final paycheck from the Company and/or the payment under this Agreement, and I agree that, if the amount of my final paycheck and payment under this Agreement is not sufficient to fully repay the amount owed, I will promptly pay the Company the full remaining amount owed.

I acknowledge and agree that none of the Released Parties has given me any financial planning, tax or similar advice with regard to the benefits under this agreement. I acknowledge further that the financial, tax and similar effects of my decisions relating to the benefits will depend on my particular circumstances, that I should obtain advice from my own financial or tax adviser, and that none of the Released Parties are responsible for, or obligated in any way with respect to, the financial, tax or any other consequences of my decision to accept the benefits.

If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement and the other terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

I understand that for a period of seven (7) days following the signing of this Agreement, I may revoke my acceptance of the offer by either delivering or mailing a written statement revoking my acceptance to the Company’s Senior Vice President, Human Resources, Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Freeway, Dallas, TX 75202, and this Agreement will not become effective. In the event I so revoke my acceptance of the offer, the Company shall have no obligation to provide me any benefits contemplated herein. If timely revocation is not made, this Agreement shall be effective and enforceable.

I have read this Agreement and I fully understand all of its terms and what they mean. I enter into and sign this Agreement knowingly and voluntarily, without duress or coercion of any kind whatsoever and with the intent of being bound by the Agreement.

Date	Employee Signature

Employee Name (Please Print)

Social Security Number